                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           COMPASS BANCSHARES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                   [LOGO OF COMPASS BANCSHARES APPEARS HERE]


To the Shareholders of
Compass Bancshares, Inc.
                                                                 March 20, 1998

  In connection with the annual meeting of shareholders of Compass Bancshares, Inc., to be held on April 20, 1998, we enclose a Notice of Meeting and Proxy Statement containing information concerning those matters which are to be considered at the meeting.

  Detailed information concerning the Corporation's activities and operations during 1997 is contained in our annual report, which is also enclosed.

  You are cordially invited to attend the annual meeting in person. Please sign and return the form of proxy in the enclosed postage-prepaid envelope so that your shares can be voted in the event you are unable to attend the meeting. You may, of course, vote in person at the meeting, whether or not you submitted a proxy.

                                          Sincerely yours,

                                          /s/ D. Paul Jones, Jr.
                                          ------------------------------------
                                          D. Paul Jones, Jr.
                                          Chairman and Chief Executive Officer

 PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                           COMPASS BANCSHARES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 to be held on

                                April 20, 1998

                               ----------------

  The annual meeting of the shareholders of Compass Bancshares, Inc., will be held at the Corporate Headquarters building, 15 South 20th Street, Birmingham, Alabama, on Monday, April 20, 1998, at 10:00 a.m., for the following purposes:

  1. To elect three (3) directors, each to serve for a term of three (3) years or until their successors are elected and qualified.

  2. To authorize the amendment of the Corporation's Restated Certificate of Incorporation to increase the authorized shares of the Corporation's common stock, par value $2.00 per share, from 100,000,000 shares to 200,000,000 shares.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 18, 1998, are entitled to notice of and to vote at the meeting.

  Shareholders who do not expect to attend the meeting are requested to sign the enclosed proxy and return it immediately in the enclosed envelope in order that their shares may be represented at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Jerry W. Powell
                                          -----------------------------------
                                          Jerry W. Powell
                                          General Counsel and Secretary

Birmingham, Alabama
March 20, 1998

                           COMPASS BANCSHARES, INC.

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 20, 1998

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is furnished to shareholders of Compass Bancshares, Inc., a Delaware corporation (the "Corporation"), in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the annual meeting of shareholders to be held on April 20, 1998, and at any adjournments thereof, for the purpose of (i) electing three (3) directors of the Corporation, (ii) approving a proposal to amend the Corporation's Restated Certificate of Incorporation (the "Restated Certificate") to increase the authorized shares of the Corporation's common stock, par value $2.00 per share, from 100,000,000 shares to 200,000,000 shares and (iii) transacting such other business as may properly come before the meeting. The executive offices of the Corporation are located at 15 South 20th Street, Birmingham, Alabama 35233. This Proxy Statement and the accompanying form of proxy, together with a copy of the Corporation's annual report for 1997, were mailed to shareholders of the Corporation on or about March 20, 1998.

SHAREHOLDERS ENTITLED TO VOTE

  Each holder of record of the Corporation's common stock as of the close of business on March 18, 1998, will be entitled to vote at the shareholders' meeting and at any adjournments thereof. Each shareholder will be entitled to one vote on each proposal for each share of common stock of the Corporation held as of such date. At the close of business on March 18, 1998, there were 69,873,170 shares of the Corporation's common stock issued and outstanding. Notwithstanding the record date specified above, the stock transfer books of the Corporation will not be closed and stock may be transferred subsequent to the record date, although all votes must be cast in the names of the shareholders of record as of the record date.

VOTE REQUIRED

  At the meeting, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors shall be elected at the meeting by a plurality of the votes cast, whether in person or by proxy. The amendment to the Restated Certificate will require a majority of all outstanding shares of the Corporation's common stock (regardless of whether such shares are represented at the meeting in person or by proxy) to be voted in favor of the amendment.

  A shareholder may abstain or withhold his vote (collectively, "abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of the relevant proposal. Since the election of directors is determined by the votes cast at the meeting, abstentions will not affect such election. However, since the proposed amendment to the Restated Certificate will require the affirmative vote of a majority of all shares outstanding, and not just those represented at the meeting, abstentions will have the effect of a vote against the proposal.

  Generally, a broker is entitled to vote shares held in "street name" on routine matters without instructions from the beneficial owner. On the other hand, a broker may not be entitled to vote shares held in "street name" on certain non-routine items absent customer instructions (known as a "broker nonvote"). If a broker votes on any proposal submitted for shareholder approval, even if he may not vote on all proposals, then all shares so voted will be counted as present for purposes of determining the existence of a quorum, and the broker nonvotes, if any, will be treated as having not voted in favor of the relevant proposal. Generally, there can be no "broker nonvotes" in the election of directors because the election of directors is a matter for which a broker may exercise its discretion. Since the proposal to amend the Restated Certificate will require the affirmative vote of a majority of all shares outstanding, and not just those represented at the meeting, broker nonvotes, if any, will have the effect of a vote against the proposal.

PROXIES

  If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised, but if it is not revoked, the shares represented thereby will be voted by the persons designated in such proxy. Shares represented by the proxies received will be voted in accordance with the instructions therein. In the absence of instructions, proxies will be voted FOR the election as directors of the nominees for directors named herein and FOR the proposal to amend the Restated Certificate.

                         HOLDINGS OF VOTING SECURITIES

  The following table contains information concerning the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation's outstanding common shares as of December 31, 1997:

NAME AND ADDRESS                 NUMBER OF SHARES OWNED PERCENT OF CLASS
----------------                 ---------------------- ----------------
Compass Bancshares, Inc.               4,109,506              6.2%
Employee Stock Ownership/401(k)
Plan and Trust (the "ESOP")
c/o Compass Bank
P. O. Box 10566
Birmingham, Alabama 35296

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Board of Directors has nominated three(3) persons named below for election as Class I directors, each to hold office for a term of three (3) years or until their successors shall have been elected and qualified. It is intended that the persons named in the proxy will vote for the election of these persons. The Board of Directors believes that the nominees will be available and able to serve as directors, but if for any reason any of these persons should not be available or able to serve, the persons named in the proxy may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
NOMINEES.

  Certain information about the nominees, directors with unexpired terms, and executive officers who are not also directors or nominees is set forth in the following table. Certain directors of the Corporation are also directors of Compass Bank, the Corporation's lead bank subsidiary headquartered in Birmingham, Alabama (sometimes referred to herein as the "Bank"). Executive officers who are not also directors serve at the discretion of the Board of Directors.

                            COMMON STOCK OWNERSHIP

                                                   SHARES
                                 DIRECTOR OR    BENEFICIALLY
                              EXECUTIVE OFFICER   OWNED AT                   PRINCIPAL OCCUPATION  SINCE
                               OF CORPORATION   DECEMBER 31,   PERCENT OF             JANUARY 1,
             NAME                   SINCE           1997       CLASS (1)     1993  AND OTHER  INFORMATION
             ----             ----------------- ------------   ---------- ---------------------------------
 NOMINEES FOR ELECTION TO SERVE UNTIL ANNUAL MEETING IN 2001 (CLASS I)
 Charles W. Daniel...........       1982          302,990 (2)       *     President, Dantract, Inc. (real
                                                                           estate investments). Age 57.
 D. Paul Jones, Jr...........       1978          781,365 (3)     1.2     Chairman of the Board, Chief
                                                                           Executive Officer and President
                                                                           of the Corporation and Compass
                                                                           Bank. Director of Golden
                                                                           Enterprises, Inc. Age 55.
 Carl J. Gessler, Jr., M.D. .         --           28,273           *     Physician. Age 42.
 DIRECTORS ELECTED OR APPOINTED TO SERVE UNTIL ANNUAL MEETING IN 1999 (CLASS II)
 Jack C. Demetree............       1997          277,344(4)        *     Chairman, Demetree Brothers, Inc.
                                                                           (commercial real estate
                                                                           development). Age 69.
 Tranum Fitzpatrick..........       1989          225,305(5)        *     Chairman of Guilford Company,
                                                                           Inc. and President of Guilford
                                                                           Capital and Empire-Rouse, Inc.
                                                                           (real estate investment and
                                                                           development). Age 59.
 John S. Stein...............       1989           76,270           *     President and Chief Executive
                                                                           Officer of Golden Enterprises,
                                                                           Inc. (snack food distribution
                                                                           and sales). Director of Golden
                                                                           Enterprises, Inc. Age 60.

                                                SHARES
                              DIRECTOR OR    BENEFICIALLY
                           EXECUTIVE OFFICER   OWNED AT
                            OF CORPORATION   DECEMBER 31,    PERCENT OF PRINCIPAL OCCUPATION SINCE JANUARY 1,
           NAME                  SINCE           1997        CLASS (1)        1993 AND OTHER INFORMATION
           ----            ----------------- ------------    ---------- -------------------------------------
 DIRECTORS ELECTED OR APPOINTED TO SERVE UNTIL ANNUAL MEETING IN 2000 (CLASS III)
 William Eugene Davenport.       1993            36,501           *            President and Chief
                                                                                Operating Officer,
                                                                                Russell Lands, Inc.
                                                                                (resort land
                                                                                development,
                                                                                residential
                                                                                construction and
                                                                                building supply
                                                                                stores). Age 57.
 Marshall Durbin, Jr......       1971           750,407 (6)     1.1            President of Marshall
                                                                                Durbin & Company, Inc.
                                                                                (poultry processing).
                                                                                Age 66.
 Robert J. Wright.........       1996           244,565 (7)       *            President, Medical
                                                                                Cities, Inc.
                                                                                (development and
                                                                                management of health
                                                                                care facilities). Age
                                                                                70.
 EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS OR NOMINEES FOR DIRECTOR
 Garrett R. Hegel.........       1990            77,994(8)        *            Chief Financial Officer
                                                                                of the Corporation and
                                                                                Compass Bank. Age 47.
 Charles E. McMahen.......       1990           166,324(9)        *            Chairman and Chief
                                                                                Executive Officer of
                                                                                Compass Banks of
                                                                                Texas, Inc. Age 58.
 Jerry W. Powell..........       1981            90,455(10)       *            General Counsel and
                                                                                Secretary of the
                                                                                Corporation and
                                                                                Compass Bank. Age 48.
 G. Ray Stone.............       1996           248,464(11)       *            Senior Executive Vice
                                                                                President and Chief
                                                                                Credit Policy Officer
                                                                                of Compass Bank. Age
                                                                                54.
 Byrd Williams............       1992           190,334(12)       *            Group Executive Vice
                                                                                President of Compass
                                                                                Bank. Age 52.
 Directors, nominees and
  executive officers as a
  group (14 persons)......                    3,496,591         5.3

--------
 *Less than 1%
 (1) A person is deemed to beneficially own securities which he or she has a right to acquire within sixty (60) days (i.e., through the exercise of options, warrants, rights or conversion privileges). Any securities which are not outstanding but deemed to be beneficially owned by a person are considered outstanding for the purpose of computing such person's percentage ownership, but are not considered outstanding when computing any other person's percentage ownership.

 (2) Includes 21,365 shares held by Mr. Daniel's wife and sons, the beneficial ownership of which is disclaimed. Does not include 1,440,072 shares owned by The Daniel Foundation of Alabama, a charitable foundation for which Mr. Daniel serves as a director.
 (3) Includes 19,887 shares subject to options and 24,750 shares allocated to Mr. Jones' ESOP/401(k) account.
 (4) Includes 23,592 shares owned directly by Mr. Demetree's spouse, the beneficial ownership of which is disclaimed.
 (5) Includes 19,200 shares owned directly by Mr. Fitzpatrick's spouse and 85,755 shares owned by Empire Rouse, Inc., of which Mr. Fitzpatrick is President, the beneficial ownership of which is disclaimed.
 (6) Includes 555,589 shares owned by Marshall Durbin Food Corporation, of which Mr. Durbin is Chairman of the Board and President.
 (7) Includes 55,765 shares owned jointly by Mr. Wright and his spouse.
 (8) Includes 27,557 shares subject to options, 4,908 shares allocated to Mr. Hegel's ESOP/ 401(k) account and 150 shares owned directly by his child.
 (9) Includes 25,656 shares subject to options and 4,870 shares allocated to Mr. McMahen's ESOP/401(k)account.
(10) Includes 19,088 shares subject to options and 20,690 shares allocated to Mr. Powell's ESOP/401(k) account.
(11) Includes 22,757 shares subject to options and 36,687 shares allocated to Mr. Stone's ESOP/401(k) account.
(12) Includes 59,282 shares subject to options, 27,489 shares allocated to Mr. Williams' ESOP/401(k) account, and 2,712 shares held in a revocable trust of which he is the sole beneficiary. Also includes 4,600 shares owned beneficially by Mr. Williams' spouse, the beneficial ownership of which is disclaimed.

REMUNERATION OF DIRECTORS

  The Corporation pays non-employee directors a monthly retainer of $1,200 and a fee of $1,665 for each board meeting attended. In addition, members of the Corporation's audit committee receive $600 for each audit committee meeting attended. Chairmen of all committees of the Boards of Directors of the Corporation and Compass Bank receive a monthly retainer of $100 per month. The non-employee directors of the Corporation who also serve on the Board of Compass Bank receive $400 per Committee meeting attended if held on a day when no Corporation Board meeting is held and $500 if held on a day when no Compass Bank Board meeting is held. Additional amounts are paid to non-employee directors who serve on the Board and committees of the Board of Compass Bank in accordance with the compensation practices set by the Bank's Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  In 1997 the Board of Directors held four regular quarterly meetings and no special meetings. All incumbent directors of the Corporation attended 75% or more of the meetings of the Board and the committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

  Messrs. Jones, Daniel and Durbin constitute the standing Executive Committee of the Board of Directors, which has the full authority of the Board of Directors to act on all matters between regularly scheduled Board meetings, except as to certain matters of an extraordinary nature. The results of each Executive Committee meeting are reported to the full Board at the next regularly scheduled Board meeting. The Executive Committee did not meet in 1997.

  Messrs. Stein, Hansberry, Davenport and Fitzpatrick constitute the standing Audit Committee of the Board of Directors. This committee, which met six times during 1997, meets with the Corporation's internal auditors and periodically with its independent auditors. The committee's functions include formulating recommendations with respect to engaging and discharging the independent auditors and considering the fees paid to, services performed by and the independence of such auditors. This committee reviews with the internal and independent auditors the plan for and results of the audit of the Corporation, the adequacy of procedures for internal auditing and the adequacy of the system of internal control. The Audit Committee also reviews with the internal auditors and management the results of examinations of the Corporation's subsidiary banks by the various regulatory authorities and considers the results of the loan examinations conducted by the internal auditors of the Corporation.

  Messrs. Durbin, Daniel and Fitzpatrick constitute the standing Compensation Committee of the Board of Directors. The primary function of the committee is to review and approve senior officers' compensation and to administer the Corporation's incentive plans. The committee met two times during 1997.

  Messrs. Durbin, Davenport, Demetree, Wright, and Stein constitute the standing Credit Committee of the Board of Directors. This committee has general supervision over the credit policies of the Corporation and its subsidiaries, establishes the appropriate credit policies for the Corporation and its subsidiaries, and provides appropriate instruction to the officers of the Corporation regarding credit policies and procedures. The committee met six times during 1997.

  The Board of Directors has no standing nominating committee.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors of the Corporation file reports of stock ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") on Forms 3 (initial statement of ownership), 4 (monthly reports), and 5 (annual reports). Based solely upon a review of copies of such reports or representations that no annual reports on Form 5 for the 1997 fiscal year were required to be filed by officers or directors, the Corporation believes that
Section 16(a) filing requirements applicable to its officers and directors were complied with during fiscal year 1997, except that director Marshall Durbin, Jr. did not file timely one Form 4 to report one transaction involving the transfer of shares of the Corporation's common stock owned indirectly by him that occurred on December 10, 1997. On February 16, 1998, an annual report on Form 5 was filed with the SEC by Mr. Durbin to report such transfer of shares of common stock.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The Corporation's 1997 compensation program for executive officers consisted principally of salaries, cash bonuses and compensation pursuant to certain plans which are described below.

SUMMARY COMPENSATION INFORMATION

  The following table sets forth certain information regarding compensation paid by the Corporation and its subsidiaries during the fiscal years 1995, 1996, and 1997 for services rendered to the Corporation and its subsidiaries during such years by the Corporation's chief executive officer and the Corporation's four most highly compensated executive officers other than the chief executive officer who were serving in such capacities at the end of 1997:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                                                     -------------------------
                                               ANNUAL COMPENSATION            AWARDS
                                             ----------------------- -------------------------
                                                                      RESTRICTED   SECURITIES   ALL OTHER
        NAME AND                                                         STOCK     UNDERLYING  COMPENSATION
   PRINCIPAL POSITION                   YEAR SALARY ($) BONUS ($)(1) AWARDS ($)(2) OPTIONS (#)    ($)(3)
   ------------------                   ---- ---------- ------------ ------------- ----------- ------------
D. Paul Jones, Jr....................   1997  589,994     404,441       978,551         -0-       50,203(4)
Chairman and Chief Executive Officer    1996  540,000     337,000       352,458         -0-       25,418(4)
of the Corporation and Compass Bank     1995  450,000         -0-           -0-         -0-       16,500(4)

Garrett R. Hegel.....................   1997  235,000     112,765       233,396         -0-       11,569(5)
Chief Financial Officer of the          1996  214,167      93,698       130,113         -0-        8,460(5)
Corporation and Compass Bank            1995  190,000         -0-           -0-       3,846        3,570(5)

Charles E. McMahen...................   1997  360,000     103,644       436,815         -0-       30,710(7)
Chairman and Chief Executive            1996  337,332     147,578       219,051         -0-       16,841(7)
Officer of Compass Banks of             1995  319,991         -0-           -0-       3,846       10,200(7)
Texas, Inc. (6)

G. Ray Stone.........................   1997  225,000     129,195       199,136         -0-       18,194(8)
Senior Executive Vice                   1996  189,167      98,130       111,996         -0-       13,956(8)
President and Chief Credit Policy       1995  175,000      49,006           -0-       3,846        7,560(8)
Officer of the
Corporation

Byrd Williams........................   1997  285,000      60,990       286,928         -0-       21,797(9)
Group Executive Vice President of       1996  270,401     118,301       171,288         -0-       17,330(9)
Compass Bank                            1995  248,944         -0-           -0-       3,846       10,468(9)

--------
(1) The bonus amounts shown in this column were paid based on performance rendered during the years indicated, but the bonuses were paid during the fiscal years immediately following the years indicated.

(2) All of the restricted stock awards granted in 1997 to the executive officers named above will vest on the following schedule: one-third vesting on February 13, 1998, and a like amount vesting on that same date in each of 1999 and 2000. Dividends will be paid on the restricted stock prior to vesting. The value of the restricted stock awards shown above reflects the number of shares awarded during the year indicated multiplied by the closing market price of the Corporation's unrestricted common stock on the date of the award. The following table shows the aggregate number and value of all shares of restricted stock held by the persons identified in the table above as of December 31, 1997:

                                                               NUMBER   MARKET
                                                                 OF    VALUE ON
                                                               SHARES  12/31/97
                                                               ------ ----------
       D. Paul Jones, Jr...................................... 47,115 $2,061,281
       Garrett R. Hegel....................................... 12,915    565,031
       Charles E. McMahen..................................... 23,280  1,018,500
       G. Ray Stone........................................... 11,055    483,656
       Byrd Williams.......................................... 16,290    712,688

(3) The amounts shown in this column include annual contributions by the Corporation (i) to the ESOP/401(k) accounts of persons named in the table,
    (ii) 30% matching contributions by the Corporation with respect to employee contributions for purchases of Corporation common stock under the Corporation's Monthly Investment Plan ("MIP"), and (iii) matching contributions by the Corporation to the accounts of persons named in the table maintained under the ESOP Benefit Restoration Plan ("Restoration Plan"). The ESOP/401(k) plan and the MIP are generally available to employees of the Corporation and its subsidiaries. The Restoration Plan is available to select persons whose annual compensation exceeds the $160,000 statutory cap on income which may be considered under the ESOP under present IRS regulations.
(4) Includes contributions by the Corporation under the ESOP/401(k) of $9,494, $9,218, and $3,000 in 1997, 1996 and 1995, respectively, matching contributions made by the Corporation under the MIP of $17,700, $16,200, and $13,500 for 1997, 1996 and 1995, respectively, and matching contributions under the Restoration Plan of $23,009 in 1997.
(5) Includes contributions by the Corporation under the ESOP/401(k) of $9,494, $7,718, and $3,000 1997, 1996 and 1995, respectively, matching contributions made by the Corporation under the MIP of $705, $642, and $570 for 1997, 1996 and 1995, respectively, and matching contributions under the Restoration Plan of $1,370 in 1997.
(6) Compass Banks of Texas, Inc. is a wholly owned subsidiary of the Corporation and the parent corporation of Compass Bank, Houston, Texas, and certain other Texas-based subsidiaries of the Corporation.
(7) Includes contributions by the Corporation under the ESOP/401(k) of $9,494, $9,218, and $3,000 in 1997, 1996 and 1995, respectively, matching contributions made by the Corporation under the MIP of $10,800, $7,623, and $7,200 for 1997, 1996 and 1995, respectively, and matching contributions under the Restoration Plan of $10,416 in 1997.
(8) Includes contributions by the Corporation under the ESOP/401(k) of $9,494, $8,281, and $2,310 in 1997, 1996 and 1995, respectively, matching contributions made by the Corporation under the MIP of $6,750, $5,675, and $5,250 for 1997, 1996 and 1995, respectively and matching contributions under the Restoration Plan of $1,950 in 1997.

(9) Includes contributions by the Corporation under the ESOP/401(k) of $9,494, $9,218, and $3,000 in 1997, 1996 and 1995, respectively, matching contributions made by the Corporation under the MIP of [$8,550], $8,112, and $7,468 for 1997, 1996 and 1995, respectively, and matching contributions under the Restoration Plan of $3,753 in 1997.

COMPENSATION PURSUANT TO PLANS

  The Corporation has certain compensation plans, described below, pursuant to which benefits may be provided to executive officers of the Corporation.

 Long Term Incentive Plans

  The Corporation's shareholders approved the 1982, 1989 and 1996 Long Term Incentive Plans (the "Plans"), which provide for the granting of incentive awards in the form of stock options, stock appreciation rights, performance units, restricted stock, supplemental cash and in such other forms as may be deemed appropriate from time to time under the circumstances. The Plans are administered by the Compensation Committee of the Board of Directors, which has the sole discretion, subject to the terms of the Plans, to determine those employees, including executive officers, eligible to receive awards and the amount and type of such awards. The Compensation Committee also has the authority to interpret the Plans, formulate the terms and conditions of award agreements, and make all other determinations required in the administration thereof. Under the 1982 and 1989 Long Term Incentive Plans, the committee was authorized to grant awards of up to 3,712,500,000 and 2,250,000 shares, respectively, of the Corporation's common stock, giving effect to adjustments for capital structure changes. Under the 1996 Plan, the Compensation Committee may grant awards of up to 2,850,000 shares of the Corporations's common stock, giving effect to adjustments for capital structure changes.

  During 1997, the only awards made under the Plans to the officers named in the Summary Compensation Table above were awards of restricted stock.

   The following table reflects certain information concerning exercises of options with respect to the Corporation's common stock during 1997, and the value of unexercised options held as of the end of 1997, by the executive officers of the Corporation named in the Summary Compensation Table above:

                      AGGREGATED OPTION EXERCISES IN 1997
                        AND 1997 YEAR END OPTION VALUES

                                                              NUMBER OF
                                                             SECURITIES     VALUE OF
                                                             UNDERLYING    UNEXERCISED
                                                             UNEXERCISED  IN-THE-MONEY
                                                             OPTIONS AT    OPTIONS AT
                                                            1997 YEAR END 1997 YEAR END
                                                                 (#)           ($)
                                                            ------------- -------------
                         SHARES ACQUIRED                    EXERCISABLE/  EXERCISABLE/
          NAME           ON EXERCISE (#) VALUE REALIZED ($) UNEXERCISABLE UNEXERCISABLE
          ----           --------------- ------------------ ------------- -------------
D. Paul Jones, Jr.......       -0-              -0-          19,887/-0-     574,015/-0-
Garrett R. Hegel........       -0-              -0-          27,557/-0-     798,672/-0-
Charles E. McMahen......       -0-              -0-          25,656/-0-     726,422/-0-
G. Ray Stone............       -0-              -0-          22,757/-0-     642,525/-0-
Byrd Williams...........       -0-              -0-          59,282/-0-   1,730,449/-0-

Pension Plan
  The Corporation has adopted basic and supplemental retirement plans which, subject to the conditions for vesting, provide retirement benefits based upon credited years of service and average annual compensation during the five consecutive years of benefit service which produces the highest average ("Final Average Annual Compensation"). The following table shows the estimated annual benefits that would be payable upon retirement under the Corporation's basic and supplemental retirement plans to plan participants, including executive officers, assuming retirement at normal retirement age 65 on January 1, 1998:

                              PENSION PLAN TABLE

                   ANNUAL RETIREMENT BENEFIT IF AGE 65 IN 1998
                   --------------------------------------------
      HIGHEST
      AVERAGE
      EARNINGS-    10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS
      FIVE YEARS   SERVICE  SERVICE  SERVICE  SERVICE  SERVICE
      ----------   -------- -------- -------- -------- --------
      $ 100,000    $ 15,086 $22,629  $30,172  $37,715  $45,258
        200,000    $ 33,086  49,629   66,172   82,715   99,258
        400,000    $ 69,086 103,629  138,172  172,715  207,258
        600,000    $105,086 157,629  210,172  262,715  315,258
        800,000    $141,086 211,629  282,172  352,715  423,258
      1,000,000    $177,086 265,629  354,172  442,715  531,258
      1,200,000    $213,086 319,629  426,172  532,715  639,258

--------
Reflects all compensation without regard to statutory limits in qualified plan.

  All employees of the Corporation who have attained age 21 and have worked 1,000 hours or more in their first 12 months of employment or 1,000 hours or more in any calendar year thereafter are eligible to participate in the Corporation's basic pension plan. However, participation in the supplemental retirement plans is limited to a select group of management or highly compensated employees of the Corporation as determined by the Compensation Committee of the Board of Directors. Each of the executive officers named in the Summary Compensation Table participates in one of the two supplemental retirement plans. Under most circumstances employees are vested in their retirement benefits under the plans after five years of service. Benefits under the plans are payable monthly commencing on the later of age 65 or the participant's date of retirement. Eligible participants may retire at reduced benefit levels after reaching age 55.

  The Corporation's basic pension plan is a tax-qualified defined benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). An individual's Final Average Annual Compensation under the pension plan is based on a participant's direct cash compensation (exclusive of bonuses, including any bonuses shown in the Summary Compensation Table above, and commissions) up to certain maximum dollar limits imposed under the Internal Revenue Code. The maximum annual dollar amounts recognized under the basic pension plan were limited to $235,840 for years prior to 1994, $150,000 for years 1994 through 1996, and $160,000 for years after 1996. The percentage of a participant's Final Average Annual Compensation payable as annual benefits upon retirement under the pension plan is determined by multiplying the number of years, up to 30, of a participant's service with the Corporation by 1.8%. Benefits under the pension plan are reduced by Social Security payments at the rate of 1.8% of primary Social Security benefits times years of service up to 30 years. The estimated annual retirement benefits shown in the foregoing table have been reduced by estimated Social Security benefits.

  In 1997, the Corporation adopted both the "Supplemental Retirement Plan" and the "Special Supplemental Retirement Plan" in order to provide key management employees a total retirement benefit equal to the retirement benefit which would have been payable under the basic pension plan but for certain limitations on calculating a participant's Final Average Annual Compensation imposed under the Internal Revenue Code. While a participant's Final Average Annual Compensation under the Supplemental Retirement Plan includes additional amounts otherwise excluded under the basic pension plan, the Supplemental Plan, like the pension plan, does not include a participant's bonuses in such calculations. Such bonuses, however, are included in calculating a participant's Final Average Annual Compensation under the Special Supplemental Retirement Plan. Both supplemental pension plans operate as unfunded non-qualified deferred compensation arrangements for purposes of ERISA.

  The current estimated years of credited service for each of the executive officers named in the Summary Compensation Table above are as follows: D. Paul Jones, Jr., 19; Charles E. McMahen, 8; Garrett R. Hegel, 8; G. Ray Stone, 31; and Byrd Williams, 21.


 Change of Control Employment Agreements

  The Corporation entered into change of control employment agreements on December 14, 1994 (the "Agreements") with each of the individuals named in the Summary Compensation Table and five additional officers of the Corporation or its subsidiaries. Since such time, certain other officers of the Corporation or its subsidiaries have also entered into change in control employment agreements with the Corporation. The Agreements are designed to retain such officers and provide for continuity of management in the event of any actual or threatened change in control of the Corporation. The Agreements with the persons named in the Summary Compensation Table are effective for three-year periods and are automatically extended annually for additional one-year periods unless notice is given to the contrary. The Agreements are otherwise terminable during their periods of effectiveness only by termination of the executive's employment. Such termination in connection with a change in control of the Corporation (as defined in the Agreements) will entitle an executive to benefits under the Agreements. The Agreements require continued employment of an executive following a change of control on an equivalent basis to employment immediately before such change of control. In the event that during the three-year period following a change of control, the executive terminates the executive's employment for good reason (as defined in the Agreements) or, during the thirty-day period commencing one year after the change of control, for any reason, or the Company terminates the executive's employment without cause (as defined in the Agreements), the executive will be entitled to receive an immediate lump sum payment in an amount equal to previously earned but unpaid compensation plus an amount equal to a range of between two and three times the sum of such executive's then current salary and annual bonus. In addition, the executive will continue to be eligible, together with the executive's family, to receive benefits under the Corporation's welfare benefit plans (e.g., medical, group life, etc.) for the remainder of the three-year term, and any stock options then held by the executive pursuant to the Corporation's stock option plans shall remain exercisable in accordance with the terms of any stock option agreements between the Corporation and the executive, notwithstanding any provision in such option agreements to the contrary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Directors of the Corporation Charles W. Daniel, Marshall Durbin, Jr., and Tranum Fitzpatrick constitute the Compensation Committee of the Corporation's Board of Directors. D. Paul Jones, Jr., Chairman and Chief Executive Officer of the Corporation, is a member of the Board of Directors and serves on the Board Compensation Committee of Golden Enterprises, Inc., of which John S. Stein, a director of the Corporation, is President and Chief Executive Officer.

REPORT OF BOARD COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of the Corporation (the "Committee") is composed entirely of persons who are not also officers of the Corporation or any of its subsidiaries. The Committee is responsible for reviewing and appraising the compensation of senior officers of the Corporation and administering the Corporation's incentive plans. See "ELECTION OF DIRECTORS--Committees of the Board of Directors."

  The base salaries and incentive bonuses of the executive officers of the Corporation, all of whom, with the exception of Charles E. McMahen, are also executive officers of Compass Bank, are paid by Compass Bank. Mr. McMahen's compensation is paid by Compass Texas Management, Inc., a subsidiary of the Corporation that provides management and administrative services to the Corporation's Texas-based subsidiaries. Management of the Corporation and Compass Bank are compensated primarily through base salaries, incentive bonuses, and equity-based compensation programs that are designed to reward for long-term strategic management and enhancement of shareholder value.

  The Committee recommends to the full Board of Directors the base salary of the chief executive officer of the Corporation and Compass Bank, as well as the base salaries of other executive officers, based on recommendations to the Committee from the Human Resources Division of Compass Bank. The Board of Directors then approves the base salaries of the chief executive officer and other executive officers.

  In connection with the Committee's setting of the executive officers' base salaries, the Human Resources Division of Compass Bank compiles publicly available data concerning the salaries of the executive officers of financial institutions that are considered peers of the Corporation based on their relative assets. Such data is presented to the Committee for its consideration at one or more Committee meetings in January or February of each year for salary determinations for the ensuing year. The compensation levels approved by the Committee with respect to the executive officers have generally been at or above the median compensation levels of the other companies surveyed. The Committee also undertakes a subjective analysis of the executive officers' base salaries that is not related to any particular established qualitative or quantitative criteria. Based on such objective information and its subjective analysis, the Committee then determines the executive officers' base salaries for recommendation to the full Board of Directors.

  Bonuses paid to the chief executive officer and to other senior management officials of the Corporation and Compass Bank, including, among others, all of the persons named in the Summary Compensation Table above, are based on predetermined performance goals and amounts payable as a percentage of their base salaries depending on the achievement of those goals. The performance criteria for bonuses payable for a given fiscal year are typically approved by the full Board of Directors of Compass Bank at its regular meeting held in the first quarter of each year.

  For fiscal years 1996 and 1995, the chief executive officer's incentive bonus was based entirely on the achievement of established goals of earnings per share on the Corporation's common stock as determined in accordance with generally accepted accounting principles. In 1997, the chief executive officer's incentive bonus was based on the achievement of earnings per share goals and on established goals of return on common equity. For fiscal year 1997, the Corporation's chief executive officer and other of the executive officers were not entitled to any bonus attributable to earnings per share if the Corporation failed to achieve an increase in earnings per share of at least 10% over earnings per share reported for the previous fiscal year. An increase in earnings per share of at least 15% over the previous fiscal year's earnings per share was also required in order for maximum achievable bonuses to be paid to the Corporation's chief executive officer and others with respect to the earnings per share component. As a result of an increase in earnings per share in 1997 compared to reported earnings for 1996 of approximately 10%, the Corporation's chief executive officer and each of the other named executive officers whose bonus was based in part upon the achievement of earnings per share goals received approximately 33% of their maximum achievable bonuses for earnings per share.

  The chief executive officer's maximum bonus, based solely on earnings per share goals and return on common equity, is typically 100% of base salary. Other executive officers of the Corporation and Compass Bank have incentive bonus plans pursuant to which they receive varying bonuses depending upon the performance of the departments or divisions of the Corporation or Compass Bank with respect to which they have supervisory responsibility, the performance of the Corporation or Compass Bank as a whole, and their respective individual performances. As in the case of the chief executive officer, those bonus plans provide for the payment of bonuses in varying amounts as a percentage of base salaries depending on the achievement of performance goals. The maximum bonus of each of the other named executive officers range from 50% to 70%.

  For fiscal year 1997, the Corporation's chief executive officer and other of the executive officers were not entitled to any bonus attributable to return on common equity if the Corporation failed to achieve a return on common equity of at least 15% and a return on common equity of at least 18% was required in order for the maximum bonus to be paid with respect to return on common equity. As a result of a return on common equity with respect to the Corporation's common stock in fiscal year 1997 of 17.31%, the Corporation's chief executive officer and other officers whose bonuses are based in part on return on common equity received approximately 21% of their maximum achievable bonuses for return on common equity.

  The 1996 Long Term Incentive Plan and the 1989 Long Term Incentive Plan each provide for grants to the Corporation's officers and key employees of stock options, stock appreciation rights, restricted stock, performance units and supplemental cash payments. The payment of equity-based compensation to these individuals under the Corporation's incentive compensation program is designed to focus their attention on the enhancement of shareholder value.

  During 1997, the Corporation awarded 34,275 shares of restricted stock to Mr. Jones, 8,175 shares of restricted stock to Mr. Hegel, 15,300 shares of restricted stock to Mr. McMahen, 6,975 shares of restricted stock to Mr. Stone, and 10,050 shares of restricted stock to Mr. Williams. The number of shares of restricted stock awarded to these executive officers was determined by the Compensation Committee and approved by the Board of Directors based upon a subjective assessment of executive officers' performances, their respective compensation and management level in the organization, and other factors. One-third of the total number of shares of restricted stock awarded to each of these executive officers vested on February 13, 1998, and a like amount will vest on that same date in each of 1999 and 2000.

  The Committee has considered the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. In addition, the Committee is aware that some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depends upon the timing of an executive officer's vesting or exercise of previously granted rights, and that interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For those and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to that deductible under
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

        /s/ Charles W. Daniel                    /s/ Tranum Fitzpatrick
_____________________________________     _____________________________________
          Charles W. Daniel                        Tranum Fitzpatrick

      /s/ Marshall Durbin, Jr.
_____________________________________
        Marshall Durbin, Jr.

CORPORATE PERFORMANCE GRAPH

   The following graph illustrates, for the period commencing December 31, 1992, and ending at year end 1997, the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and the National Association of Securities Dealers, Inc., Automated Quotation System ("NASDAQ") Bank Stocks Index. The graph reflects shareholder returns measured by dividing (i) the sum of (A) the cumulative amount of dividends paid between year end 1992 and year end 1997, assuming dividend reinvestment, and (B) the difference between the closing price of the Corporation's common stock as reported through the NASDAQ on December 31, 1997, and December 31, 1992, by (ii) the closing price of the Corporation's common stock as reported through NASDAQ on December 31, 1992.


                         [GRAPH APPEARS HERE]

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
        COMPASS BANCSHARES, THE S&P 500 INDEX AND THE NASDAQ BANK INDEX

                                                         NASDAQ
Measurement period              COMPASS      S&P 500      BANK
(Fiscal Year Covered)          BANKSHARES     INDEX       INDEX
---------------------          ----------    -------     ------
Measurement PT -
12/92                           $ 100        $ 100       $ 100

FYE 12/93                       $  97        $ 110       $ 114
FYE 12/94                       $ 100        $ 112       $ 114
FYE 12/95                       $ 156        $ 153       $ 169
FYE 12/96                       $ 195        $ 189       $ 223
FYE 12/97                       $ 331        $ 252       $ 377


* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Some of the executive officers, directors and proposed nominees for director of the Corporation and their affiliates are and have been customers of or had transactions with the Corporation and its subsidiaries in the ordinary course of business. Such transactions include loans made by the Corporation's subsidiary banks, all of which were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Additional transactions may be expected to take place with the subsidiary banks in the ordinary course of business in the future.

  During 1997, D. Paul Jones, Jr., Chairman and Chief Executive Officer of the Corporation, was indebted to the Corporation in connection with a loan for the purpose of, among other things, financing the exercise of options to acquire shares of common stock of the Corporation. Pursuant to a Demand Note and a Pledge Agreement between Mr. Jones and the Corporation, both dated December 11, 1992, Mr. Jones pledged shares of the Corporation's common stock as collateral for a loan in the original principal amount of $3,450,000, which is due on demand, bearing interest at an annual rate equal to the London Interbank Offering Rate ("LIBOR") plus 1%. The largest aggregate amount of indebtedness outstanding on such loan during 1997 was $3,118,750, and the amount outstanding as of March 5, 1998, was $279,300. In addition, during 1997, Mr. Jones was indebted to the Corporation for a loan incurred under a line of credit secured by shares of the Corporation's common stock. The loan is due on demand and bears interest at the rate of Compass Bank Prime. The largest aggregate amount of indebtedness outstanding for such loan during 1997 was $142,199, and the amount outstanding as of March 5, 1998 was $101.

  During 1997, Jerry W. Powell, General Counsel and Secretary of the Corporation, was indebted to the Corporation in connection with a loan for the purpose of, among other things, financing the exercise of options to acquire shares of common stock of the Corporation. Mr. Powell's loan bears interest at the rate of Compass Bank Prime, is payable quarterly with the principal due on demand, and is secured by shares of the Corporation's common stock. The largest amount of indebtedness outstanding on such loan during 1997 was $319,000 and the amount outstanding as of March 5, 1998, was $358,000.

  During 1997, Garrett R. Hegel, Chief Financial Officer of the Corporation, was indebted to the Corporation in connection with a loan for the purpose of, among other things, financing the exercise of options to acquire shares of the Corporation's common stock. Mr. Hegel's loan bears interest at the rate of Compass Bank Prime, is payable quarterly with the principal due on demand, and is secured by shares of the Corporation's common stock. The largest amount of indebtedness outstanding on such loan during 1997 was $242,000 and the amount outstanding as of March 5, 1998, was $304,000.

  During 1997, Compass Bank commenced construction of a new five story 85,000 square foot headquarters building in Jacksonville, Florida. In connection with the purchase of the land upon which this new facility is being built, Demetree Brothers, Inc., a commercial real estate development company, was paid a real estate brokerage commission of $144,882. Jack C. Demetree, a director of the Corporation, is Chairman, President, and a principal stockholder of Demetree Brothers, Inc.

                                 PROPOSAL TWO

 AMENDMENT TO RESTATED CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                       OF THE CORPORATION'S COMMON STOCK

  The Corporation's Board of Directors has adopted and recommended for shareholder approval a proposed amendment to Article 4 of the Restated Certificate which, if approved, would increase the authorized shares of the Corporation's common stock, par value $2.00 per share, from 100,000,000 shares to 200,000,000 shares.

  On the Record Date, the number of shares of common stock which were authorized but unissued totaled approximately 30,126,830. The additional authorized shares of common stock will be available for issuance by the Corporation's Board of Directors from time to time for general corporate purposes, without further action or authorization by the shareholders (except as required by law or by a national stock exchange). The Board of Directors could make a determination to issue such shares in connection with, among other things, (i) possible future acquisitions, (ii) the declaration of a stock split or stock dividend, (iii) the raising of additional capital funds through offerings of shares of common stock or of equity or debt securities convertible into or exchangeable for common stock and (iv) the Corporation's various employee benefit plans, incentive compensation plans and dividend reinvestment plan.

  The existence or issuance of authorized but unissued shares of common stock could, under certain circumstances, have an anti-takeover effect. Although the authorization of additional shares of common stock would have no immediate effect upon existing shareholders, the subsequent issuance of such additional authorized shares to persons other than existing stockholders could reduce the percentage interest of existing shareholders, thereby diluting the voting power of a person seeking to acquire the Corporation. Such effect, however, is not the purpose of the proposed increased authorization, and the Board of Directors has no present intention of issuing additional shares of common stock for that purpose.

  If the amendment is approved, as soon as practicable after the meeting, the Corporation will file with the Delaware Secretary of State's Office Articles of Amendment to the Restated Certificate which will provide that Article 4.1 of the Restated Certificate shall be revised to read as follows:

    "4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is two hundred twenty-five million
    (225,000,000), consisting of

      (1) Twenty-five million (25,000,000) shares of preferred stock, $.10 par value per share (hereinafter "Preferred
    Stock"); and

      (2) Two hundred million (200,000,000) shares of common stock, $2.00 par value per share (hereinafter "Common
    Stock")."

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Any proposal which a shareholder of the Corporation intends to be presented at the annual meeting of shareholders to be held in 1999 must be received by the Corporation on or before November 20, 1998. Only proper proposals which are timely received will be included in the proxy statement and form of proxy.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the meeting other than as described in this Proxy Statement. Should other matters properly come before the meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Corporation or its subsidiaries personally, by telephone or by facsimile or other electronic means, for which no additional compensation will be paid to those persons engaged in such solicitation. The Corporation will reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in forwarding proxy materials to principals and obtaining their instructions. The Company has retained Morrow & Co., New York, New York, at an approximate total cost of $7,500, plus out-of-pocket expenses, to assist in the solicitation of proxies by mail, personally or by telephone or other means of communication.

                           COMPASS BANCSHARES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Garrett R. Hegel, Jerry W. Powell, and Byrd Williams, or any one of them, proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote all the shares of common stock of Compass Bancshares,Inc., held of record by the undersigned on March 18, 1998, at the annual meeting of stockholders to be held on April 20, 1998, or at any adjournment(s) or postponement(s) thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTE FOR PROPOSALS 1 AND 2.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD

                (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

1. ELECTION OF DIRECTORS. NOMINEES:      2. APPROVE THE PROPOSED AMENDMENT TO
   CHARLES W. DANIEL D. PAUL JONES,         THE CORPORATION'S AMENDED AND
   JR., AND CARL J. GESSLER, JR., M.D.      RESTATED CERTIFICATE OF
                                            INCORPORATION TO INCREASE THE
                                            NUMBER OF AUTHORIZED SHARES OF
                                            COMMON STOCK, PAR VALUE $2.00 PER
                                            SHARE, FROM 100,000,000 TO
                                            200,000,000.

    FOR [ ]  WITHHELD [ ]                   FOR [ ] AGAINST [ ] ABSTAIN [ ]

   [ ]
      ----------------------------
      FOR ALL NOMINEES EXCEPT
      AS NOTED ABOVE

                                         MARK HERE FOR ADDRESS CHANGE AND NOTE
                                         AT LEFT [ ]

                                         WHEN SIGNING AS ATTORNEY, TRUSTEE OR
                                         GUARDIAN, PLEASE GIVE FULL TITLE AS
                                         SUCH. IF AS CORPORATION, PLEASE SIGN IN
                                         FULL CORPORATE NAME BY PRESIDENT OR
                                         OTHER AUTHORIZED OFFICER. IF A
                                         PARTNERSHIP PLEASE SIGN IN PARTNERSHIP
                                         NAME BY AUTHORIZED PERSON.

                                         PLEASE SIGN EXACTLY AS NAME APPEARS
                                         HEREIN. WHEN SHARES ARE HELD BY JOINT
                                         TENANTS, BOTH SHOULD SIGN. PLEASE MARK,
                                         SIGN, DATE AND RETURN THE PROXY
                                         PROMPTLY USING THE ENCLOSED ENVELOPE.

                                         SIGNATURE:
                                                   -----------------------------

                                         DATE:
                                              ----------------------------------

                                         SIGNATURE:
                                                   -----------------------------

                                         DATE:
                                              ----------------------------------

TO: Compass Bank, as Plan Trustee of the Compass Bancshares, Inc.
Employee Stock Ownership/401(k) Plan

I hereby direct you, as Trustee of the Compass Bancshares, Inc. Employee Stock Ownership/401(k) Plan (the "Plan") to act in accordance with the instructions I have specified on the reverse side hereof in voting each share of Compass Bancshares, Inc. common stock ("Bancshares Stock") allocated to my account under the Plan at the 1998 Annual Meeting of Stockholders of Compass Bancshares, Inc. to be held on April 20, 1998, and at any adjournment thereof. Any previous instructions to the Plan Trustee relating to the 1998 Annual Meeting of Stockholders of Compass Bancshares, Inc. hereby are revoked under the terms of the Plan and subject to the Plan Trustee's responsibilities under ERISA, the Plan Trustee will vote Bancshares Stock allocated to the accounts of Plan participants and beneficiaries ("Participants") in accordance with timely instructions received from such Participants and will not vote Bancshares Stock allocated to Plan Participants if the Plan Trustee does not receive timely instructions from such Participants on or before the date designated below.

IMPORTANT: YOUR INSTRUCTIONS SHOULD BE MAILED IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED. IN ORDER TO COMPLY WITH YOUR INSTRUCTIONS, THIS CARD MUST BE PROPERLY EXECUTED AND MAILED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY SO AS TO BE RECEIVED BEFORE 5:00 P.M. EASTERN TIME ON APRIL 15, 1998. YOUR INSTRUCTIONS WILL BE KEPT CONFIDENTIAL.

DO NOT MAIL THESE INSTRUCTIONS TO COMPASS BANK OR COMPASS BANCSHARES, INC.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

      ITEMS LEFT BLANK WILL NOT BE CONSIDERED INSTRUCTIONS TO THE PLAN TRUSTEE.

1. ELECTION OF DIRECTORS OF COMPASS         2. APPROVE THE PROPOSED AMENDMENT TO
   BANCSHARES, INC.: NOMINEES:              THE CORPORATION'S AMENDED AND
   CHARLES W. DANIEL, D. PAUL JONES,        RESTATED CERTIFICATE OF
   JR., AND CARL J. GESSLER, JR., M.D.      INCORPORATION TO INCREASE THE
                                            NUMBER OF AUTHORIZED SHARES OF
                                            COMMON STOCK, PAR VALUE $2.00 PER
                                            SHARE, FROM 100,000,000 TO
                                            200,000,000.

       FOR [ ]   WITHHELD [ ]                   FOR [ ] AGAINST [ ] ABSTAIN [ ]

     [ ]
        --------------------------------------
        For all nominees except as noted above

                                            MARK HERE FOR ADDRESS CHANGE
                                            AND NOTE AT LEFT [ ]
                                            (Important: Please sign exactly as
                                             name appears hereon.)

                                            Signature:
                                                      --------------------------

                                            Date:
                                                 -------------------------------


                                            Signature:
                                                      --------------------------

                                            Date:
                                                 -------------------------------